SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934

                        Commission File No. 333-100319-04

                      VANDERBILT MORTGAGE AND FINANCE, INC.

             (Exact name of registrant as specified in its charter)

                                 500 ALCOA TRAIL
                           MARYVILLE, TENNESSEE 37804
                                 (865) 380-3000

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      VANDERBILT MORTGAGE AND FINANCE, INC.
                          MANUFACTURED HOUSING CONTRACT
           SENIOR/SUBORDINATE PASS-THROUGH CERTIFICATES, SERIES 2003-A

            (Title of each class of securities covered by this Form)

                                      NONE

           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule  12g-4(a)(1)(i)     [   ]          Rule  12h-3(b)(1)(ii)         [   ]
     Rule  12g-4(a)(1)(ii)    [   ]          Rule  12h-3(b)(2)(i)          [   ]
     Rule  12g-4(a)(2)(i)     [   ]          Rule  12h-3(b)(2)(ii)         [   ]
     Rule  12g-4(a)(2)(ii)    [   ]          Rule  15d-6                   [ X ]
     Rule  12h-3(b)(1)(i)     [ X ]

     Approximate number of holders of record as of the certification or notice date: 18 .
      ---

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     Pursuant  to  the  requirements  of  the  Securities  Exchange Act of 1934,
Vanderbilt Mortgage and Finance, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: January 23, 2004          By:     /s/  Amber  Krupacs
                                         -------------------
                                 Name:     Amber  Krupacs
                                 Title:    Executive  Vice  President  and
                                           Chief  Financial  Officer

Instruction: This form is required by Rules 12g-4, 12h-3, and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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